EXHIBIT 99.1

General Dynamics Corporation

Notice to Directors and Executive Officers

January 30, 2003

The Blackout Period begins Thursday, March 27, 2003 (4:00 p.m. Eastern)
and ends Monday, April 14, 2003 (9:00 a.m. Eastern)

1.	Why is there a Blackout Period?

The Company is transferring the administration of its salaried and hourly SSIP plans[1] from Hewitt Associates to the General Dynamics Service Center (staffed by the Company’s new outsourced recordkeeper). As a result, SSIP participants are subject to the following restrictions:

•	March 27 (4:00 p.m. Eastern) – April 14, 2003 (9:00 a.m. Eastern). Participants who terminate employment cannot request a distribution of their account assets. Usually, such a distribution is permitted, even if it requires the liquidation of Company stock that would otherwise be restricted from transfer.

•	March 31 (7:00 a.m. Eastern) – April 14, 2003 (9:00 a.m. Eastern). Participants cannot request investment fund transfers of any Company stock held in their accounts.

Section 306(a) of the Sarbanes-Oxley Act of 2002 requires a Blackout Period for directors and executive officers during any temporary period when SSIP participants cannot sell or diversify Company stock. Therefore, the Company is imposing a Blackout Period on its directors and executive officers from March 27, 2003 (4:00 p.m. Eastern) until April 14, 2003 (9:00 a.m. Eastern).

2.	What transactions are prohibited during the Blackout Period?

You may not directly or indirectly purchase, sell, or otherwise acquire or transfer any Company security or derivative that you acquired as compensation for your services or employment as a director or executive officer. This includes exercising options. Basically, the SEC may treat any Company equity security or

[1] The full names of the two SSIP plans are the General Dynamics Corporation Savings and Stock Investment Plan and the General Dynamics Corporation Hourly Employees’ Savings and Stock Investment Plan. Participants in these plans have already been notified of the upcoming temporary restrictions on their plan activities.

derivative that you trade during the Blackout Period as compensation for your services or employment as a director or executive officer – even if you actually acquired it before you became a director or executive officer.

Specifically, during the Blackout Period, you may not:

•	Exercise Company stock options; or

•	Make any direct or indirect purchase, sale, acquisition, or transfer of phantom shares in your Supplemental SSIP account or under the Successor Retirement Plan for Directors.

In general, during the Blackout Period, you may not make any direct or indirect purchase, sale, acquisition, or transfer of any share of Company common stock (including restricted stock) or derivative security related to Company common stock. Even if you think an exception applies to you, we ask that you not trade ANY Company security or derivative during the Blackout Period, unless you have advance written permission from David Savner, the Company’s General Counsel.

3.	Any exceptions?

Yes. Mutual funds that may hold Company securities or derivatives are not affected. Certain other exceptions may apply, including exceptions for transfers involving qualified domestic relations orders, bona fide gifts or a will. To use any of these or other possible exceptions, however, you must get David Savner’s advance written permission.

4.	Does the Blackout Period apply to my family and financial interests?

Yes. This is meant to be a very broad prohibition. “Direct” and “indirect” activities count. Your immediate family members, including parents, siblings, and in-laws, cannot acquire or transfer any Company security or derivative during the Blackout Period.

Also, if you have a direct or indirect material financial interest in any partnership, corporation, limited liability company, or trust, and if you directly or indirectly profit from its acquisition or transfer of any Company security or derivative during the Blackout Period, you may have violated the Blackout Period.

5.	Why is this notice important?

We want you to understand the nature of the Blackout Period AND to factor it into your investment decisions. For example, please check the expiration date of your

Company options to see whether you should exercise them BEFORE the Blackout Period begins.

6.	Does this Blackout period overlap with the Company’s usual rule against buying or selling Company stock or exercising options using a cashless exercise method, during the period beginning with the close of each quarter and ending at the end of the third day following the quarterly earnings release?

Yes, there is some overlap, but even after this special Blackout Period ends on April 14, you will still be subject to the Company’s usual rule against buying or selling Company stock or exercising options using a cashless exercise method, until the end of the third day following the first quarter’s earnings release. The first quarter’s earnings release is tentatively scheduled for April 16.

It is important that you understand this temporary restriction on your rights regarding Company Securities and derivatives. THE CONSEQUENCES OF VIOLATING THESE TRADING PROHIBITIONS ARE SEVERE AND CAN LEAD TO CIVIL OR CRIMINAL ENFORCEMENT ACTION BY THE SECURITIES AND EXCHANGE COMMISSION. If you profit from a prohibited acquisition or transfer of a Company Security during the Blackout Period, the Company or any of its stockholders may bring an action against you to recover the profit.

Additional Information. Please contact Tommy Augustsson if you have any questions about the Blackout Period.

Tommy R. Augustsson
Staff Vice President – Personnel Relations
General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, VA 22042-4523
Tel: (703) 876-3473